Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors,

OLD BAILEY CONSULTANCY LIMITED

Room 2110, 21/F,

One Pacific Centre,

Kwun Tong,

Hong Kong.

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No.2 of Old Bailey Consultancy Limited, of our report date June 24, 2021, relating to our audit of the consolidated balance sheets of Old Bailey Consultancy Limited as of December 31, 2020 and the related consolidated statements of operation and comprehensive, stockholders’ equity, and cash flows for period from inception on August 25, 2020 to December 31, 2020.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT
KUALA LUMPUR, MALAYSIA
January 06, 2022